Exhibit 8.1

[Letterhead of Jones Day]

March 23, 2012

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Attn: Sarah A. O’Dowd, Chief Legal Officer

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Lam Research Corporation, a Delaware corporation, relating to the proposed merger of BLMS, INC., a California corporation, with and into Novellus Systems, Inc., a California corporation.

We have participated in the preparation of the discussion set forth in the section in the Registration Statement entitled, “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and such discussion, insofar as it constitutes statements of U.S. federal income tax law, represents our opinion as to the material U.S. federal income tax consequences of the merger to the Company shareholders.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Registration Statement. We also consent to the references in the Registration Statement to our firm. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/S/ JONES DAY